Exhibit 99.1

Company Contact: Jim Stolze Chief Financial Officer 314-678-6105 Investor Contact: EVC Group, Inc. Doug Sherk & Jenifer Kirtland 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis Announces Preliminary Fourth Quarter Results

Revenue Growth of Approximately 17% Over Q4 2007

New Orders of Approximately $11 Million

Recurring Revenue Expected to Exceed $3 Million

Boston Atrial Fibrillation Symposium Clinical Presentations Highlighted

St. Louis, MO, January 16, 2009 –Stereotaxis, Inc. (NASDAQ: STXS) today announced preliminary results for its fourth quarter ended December 31, 2008. The Company expects revenue for the fourth quarter of approximately $12 million, which would represent growth of approximately 17% over the fourth quarter of 2007. During the recent fourth quarter, Stereotaxis recognized revenue on seven Niobe® systems and four Odyssey™ systems. All Niobe systems recognized were from the Company’s backlog. Recurring revenue during the fourth quarter is anticipated to exceed $3 million, principally from disposables and service. New orders for Niobe and Odyssey systems in the fourth quarter are expected to total approximately $11 million. The Company anticipates net backlog of Niobe and Odyssey systems of approximately $70 million at December 31, 2008.

“Our preliminary fourth quarter revenue results demonstrate that even in the current environment of constrained hospital capital equipment spending, Stereotaxis systems continue to be regarded as strategically important to the installation of electrophysiology (EP) cath labs ,” said Michael P. Kaminski, Stereotaxis President and Chief Executive Officer. “We also are aggressively managing overall expenditures, which has reduced fourth quarter operating expenses below third quarter 2008 levels and lowered them by more than 15% when compared with fourth quarter 2007 expense levels.”

“During the fourth quarter, the Company also successfully raised $20 million in additional equity capital, despite the difficult market conditions,” Mr. Kaminski continued. “This new capital further strengthens our balance sheet and provides us with additional flexibility to achieve our corporate initiatives during 2009. Given our sizeable backlog and proven economic model for the customer even in these difficult times, we expect to generate both solid revenue and system utilization growth during 2009.”

Stereotaxis continues to receive very positive feedback from clinicians in Europe about their experiences with the partnered magnetic irrigated catheter. These results have consistently demonstrated excellent safety and patient outcomes in the treatment of very complex arrhythmias. Several clinicians will be presenting their results using the irrigated catheter and the Niobe magnetic robotic navigation system at the 14th Annual Atrial Fibrillation Symposium in Boston this week.

The fourth quarter results are preliminary. The Company expects to announce its final results for the fourth quarter and full year 2008 in late-February.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company's products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

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